Exhibit 16

June 29, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read The Tile Shop, LLC's statements included under “Changes In and Disagreements With Accountants on Accounting and Financial Disclosure’ in the Tile Shop Holdings, Inc. Form S-4 filed on June 29, 2012 and we agree with such statements concerning our firm.

/s/ McGladrey LLP